Exhibit 35.6

Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2014, by and among GS MORTGAGE SECURITIES CORPORATION II, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, LNR PARTNERS, LLC, as General Special Servicer, CWCAPITAL ASSET MANAGEMENT LLC, as Cypresswood Court Shopping Center Special Servicer, PENTALPHA SURVEILLANCE LLC, as Operating Advisor, U.S. BANK NATIONAL ASSOCIATION, as Certificate Administrator and U.S. BANK, NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2014-GC26 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.07 of this Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.

A review of the activities of the Master Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of Februray 2019.

/s/ Leslie Hayton
Leslie Hayton
Managing Director
Wells Fargo Bank

Wells Fargo Bank, N.A.